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                                                                     EXHIBIT 8.1

                  [SIMPSON THACHER & BARTLETT LETTERHEAD]

                                                           December 18, 2000


                              Re:      Merger of Washington Homes, Inc.
                                       with and into WHI Holding Co., Inc.
                                       -----------------------------------


Hovnanian Enterprises, Inc.
10 Highway 35, P.O. Box 500
Red Bank, New Jersey  07701

Ladies and Gentlemen:

                  You have requested our opinion, as counsel to Hovnanian Enterprises, Inc., a Delaware corporation ("Parent"), as to certain United States federal income tax consequences of the merger (the "Merger") of Washington Homes, Inc., a Maryland corporation (the "Company"), with and into WHI Holding Co., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of August 28, 2000, by and among Parent, Merger Sub and the Company (the "Merger Agreement"). All capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. This opinion is being delivered as an exhibit to the registration statement on Form S-4 (the "Registration Statement") filed by Parent with the Securities and Exchange Commission on December 18, 2000 containing the Proxy Statement/Prospectus of Parent and the Company relating to the Merger (the "Proxy Statement/Prospectus").

                  In acting as counsel to Parent in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing with the Securities and Exchange Commission of the Registration Statement.

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                  You have requested that we render the opinions set forth
below. In rendering such opinions, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement, (ii) the representations made by Parent and the Company in letters provided to us and to Duane, Morris & Heckscher LLP, counsel to the Company, are true, correct and complete as of the date hereof and will be at the Effective Time, and (iii) any representations made in such letters "to the knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the aggregate value of the shares of Parent Common Stock to be received by Washington Homes stockholders (as valued on the date the Merger is consummated) in exchange for Company Common Stock will be equal to or greater than 45% of the aggregate value of such shares of Parent Common Stock plus the total amount of cash and other consideration received by the Washington Homes stockholders (including cash in lieu of fractional shares of Parent Common Stock) in exchange for Company Common Stock. We have further assumed that the representations and warranties contained in the Merger Agreement, and statements as to factual matters contained in the Registration Statement, are true, correct and complete as of the date hereof and will be at the Effective Time, and that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. We have examined the documents referred to above and the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinions set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

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                  If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement, the opinions expressed herein may be inapplicable. Our opinions are based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.

                  Subject to the foregoing and to the qualifications and limitations set forth herein, and assuming that the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto), the Maryland General Corporation Law and the Delaware General Corporation Law and as described in the Registration Statement, we are of the opinion that for federal income tax purposes:

                  (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, and

                  (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of
                           Section 368(b) of the Code.

                  We express our opinions herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under the captions "Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus.

                                                  Very truly yours,

                                                  /s/ SIMPSON THACHER & BARTLETT
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                                                  SIMPSON THACHER & BARTLETT